EXHIBIT 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Cameco Corporation:
We consent to the incorporation by reference in the Registration Statement on Form F-10 of Cameco Corporation (the “Company”) of:
•	our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of earnings, shareholders’ equity, comprehensive income, accumulated other comprehensive income and cash flows for each of the years then ended, dated February 12, 2009; and

•	our report to the board of directors of the Company on the reconciliation to United States GAAP, dated February 12, 2009 and to the reference to our firm under the heading “Auditors, Registrar and Transfer Agent” in the prospectus.

/s/ KPMG LLP
Chartered Accountants

Saskatoon, Canada
February 18, 2009